FOR IMMEDIATE RELEASE

Brookdale Senior Living Appoints Andy Smith as Chief Executive Officer

NASHVILLE, Tenn., Feb. 11, 2013 -- Brookdale Senior Living Inc. (NYSE: BKD) today announced that its Board of Directors has selected T. Andrew (Andy) Smith to serve as Chief Executive Officer of the Company.  Mr. Smith, currently the Company's Executive Vice President and General Counsel, will succeed Bill Sheriff as CEO, who had previously announced his intent to retire after 28 years with the Company and its predecessors. Mr. Smith will assume the new role on the first business day following the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which the Company expects to occur within approximately the next week.

Jeffrey R. Leeds, Brookdale's Chairman, commented, "The Board conducted an extensive search for Bill Sheriff's successor, which considered candidates inside and outside the Company.  We concluded that Andy's sharp intellect, deep understanding of and experience in the senior living industry, and his strong commitment to our philosophy and values best qualifies him to lead our Company into the future."

Mr. Leeds continued, "Andy assumes leadership of a company with a unique position in the senior living industry in terms of the size, scope and quality of its product offerings.  This commanding presence is a testament to Bill Sheriff's vision and wisdom in the years since he became co-CEO and, eventually, sole CEO of Brookdale.  On behalf of the entire Board, I want to express our sincere gratitude for Bill's dedicated service to our shareholders, our associates and our residents."

Mr. Sheriff added, "I have worked closely with Andy for more than 25 years, and I have tremendous confidence in his business expertise, his healthcare and real estate experience, his values and his integrity.  Over the last six years, Andy has been a key executive officer, driving Brookdale's growth and success through a broad set of both strategic and operational responsibilities that gave him a comprehensive understanding of the Company's operations, challenges and opportunities.  He has continuously demonstrated his strong judgment and management capabilities through his diverse and substantial contributions, including effecting major transactions that factored into the Company's historic growth.  Andy is absolutely the right person to lead the Company and our associates forward to ensure that our residents and their families continue to receive outstanding service and to maximize Brookdale's shareholder value."

Mr. Smith has served as Executive Vice President and General Counsel since joining the Company in October 2006 and as a member of the senior management Executive Committee since its formation.  In addition to his role in managing the Company's legal affairs, Mr. Smith has been responsible for management and oversight of the Company's corporate development functions (including acquisitions and expansion and development activity); corporate finance activities (including capital structure, debt and lease transactions and lender/lessor relations); strategic planning; and risk management.  Prior to joining the Company, Mr. Smith was an attorney for nearly 21 years with Bass, Berry & Sims PLC, where he was a member of the firm's corporate and securities group and served as the chair of the firm's healthcare group. While at Bass, Berry & Sims, he served American Retirement Corporation (a predecessor company to Brookdale) as outside General Counsel.

Mr. Smith commented, "It is an honor both to be named CEO of a company whose associates do so much every day to enrich the lives of our residents and their families and to follow Bill Sheriff, who has led the growth of Brookdale to its strong position of industry leadership.  Speaking for all of the associates at Brookdale, I thank Bill for his excellent leadership and deep commitment to the Company's success, and I look forward to continuing to benefit from his expertise and counsel.

"This transition takes place at an exciting time for Brookdale.  Our platform is well-positioned to continue our growth in average occupancy and other key operating and financial metrics. We will remain highly focused on driving superior operating and financial results.  We are confident that as we achieve our objectives, we will also continue to meet our goal of enhancing shareholder value.  At the same time, we remain fully committed to providing our residents with superior service and supporting our associates' ability to perform."

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 647 communities in 36 states and the ability to serve approximately 66,700 residents.  Through its Innovative Senior Care program, the Company also offers a range of outpatient therapy, home health and hospice services, primarily to residents of its communities.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations.  Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Brookdale Senior Living Inc.
Ross Roadman
Senior Vice President, Investor Relations
(615) 564-8104